Exhibit 16.1 Letter on change of certifying accountant

Child, Van Wagoner & Bradshaw, PLLC

5296 South Commerce Drive, Suite 300

Salt Lake City, Utah  84117-4977      (801) 281-4700

August 1, 2012

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

The firm of Child, Van Wagoner & Bradshaw, PLLC was previously principal accountant for Oxford Technologies, Inc. (the "Company") and reported on the financial statements of the Company for the years ended December 31, 2011 and 2010.  On or about August 1, 2012, we changed our accounting practice from Child, Van Wagoner & Bradshaw, PLLC to Anderson Bradshaw PLLC.  We have read the Company's statements included under Item 4.01 of its Form 8-K dated August 1, 2012, and agree with such statements.

Very truly yours,

/s/Child, Van Wagoner & Bradshaw, PLLC

Child, Van Wagoner & Bradshaw, PLLC